As filed with the Securities and Exchange Commission on August 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BigCommerce Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-2707656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11305 Four Points Drive Building II, Third Floor Austin, Texas	78726
(Address of principal executive offices)	(Zip code)

BIGCOMMERCE HOLDINGS, INC. 2021 INDUCEMENT EQUITY INCENTIVE PLAN

(Full title of the plan)

Brent Bellm

President and Chief Executive Officer

BigCommerce Holdings, Inc.

11305 Four Points Drive

Building II, Third Floor

Austin, Texas 78726

(Name and address of agent for service)

(512) 865-4500

(Telephone number, including area code, of agent for service)

Copies to:

J. Robert Suffoletta Wilson Sonsini Goodrich & Rosati, P.C. 900 S. Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, TX 78746 (512) 338-5400	Jeff Mengoli Chuck Cassidy Justin Bowes BigCommerce Holdings, Inc. 11305 Four Points Drive Austin, Texas 78726 (512) 865-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series 1 Common Stock (par value $0.0001 per share) reserved for issuance under the BigCommerce Holdings, Inc. 2021 Inducement Equity Incentive Plan	195,339	$63.02(2)	$12,310,264	$1,343.05(3)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Series 1 Common Stock (“Common Stock”) of BigCommerce Holdings, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the reported high ($64.35) and low ($61.68) sales prices for the Registrant’s common stock as reported by the Nasdaq Global Market on August 9, 2021, which date is within five business days prior to filing this Registration Statement.

(3)

The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$109.10 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0001091.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) (other than information in a report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February  26, 2021, including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2021, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(ii) The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the Commission on May 12, 2021;

(iii) The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, filed with the Commission on August 6, 2021;

(iv) The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the 1934 Act on May  18, 2021 and July 27, 2021; and

(v) The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A filed on August 3, 2020 (File No. 001-39423), including any amendment or report updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL and provides that no director will have personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of the Registrant’s directors:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers and it must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to very limited exceptions.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, the Registrant has entered into, and intends to continue to enter into, indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-239838), declared effective by the Commission on August  3, 2020 and the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-250008), declared effective by the Commission on November 10, 2020, in each case pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Documents
4.1	Seventh Amended and Restated Certificate of Incorporation of the Registrant, (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (Registration No. 001-39423) filed on August 7, 2020).

4.2	Amended and Restated Bylaws as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K (Registration No. 001-39423) filed on August 7, 2020).

4.3*	BigCommerce Holdings, Inc. 2021 Inducement Equity Incentive Plan

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. is contained in Exhibit 5.1 to this Registration Statement.

24.1*	Power of Attorney is contained on the signature page.

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 10, 2021.

BIGCOMMERCE HOLDINGS, INC.

By:	/s/ Brent Bellm
Brent Bellm
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Brent Bellm, Robert Alvarez, and Jeff Mengoli, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brent Bellm Brent Bellm	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2021

/s/ Robert Alvarez Robert Alvarez	Chief Financial Officer (Principal Financial Officer)	August 10, 2021

/s/ Thomas Aylor Thomas Aylor	Vice President, Accounting (Principal Accounting Officer)	August 10, 2021

/s/ Lawrence Bohn Lawrence Bohn	Director	August 10, 2021

/s/ Donald E. Clarke	Director	August 10, 2021
Donald E. Clarke

/s/ John T. McDonald	Director	August 10, 2021
John T. McDonald

/s/ Steven Murray	Director	August 10, 2021
Steven Murray

/s/ Jeff Richards Jeff Richards	Director	August 10, 2021

/s/ Ellen F. Siminoff Ellen F. Siminoff	Director	August 10, 2021